Exhibit 99.1

DRS Technologies Prices Offering of Senior Subordinated Notes Due 2013

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Oct. 16, 2003--DRS Technologies, Inc. (NYSE: DRS) announced today the terms of an offering of $350 million of its 6-7/8% senior subordinated notes due 2013. The transaction is expected to close on October 30, 2003.
    DRS intends to use the net proceeds from the offering, together with a portion of its available cash and initial borrowings under an amended and restated credit facility, to fund the merger of Integrated Defense Technologies, Inc. (NYSE: IDE) into a wholly-owned subsidiary of DRS, to repay certain of its and Integrated Defense Technologies' outstanding indebtedness, and to pay related fees and expenses. Pending the consummation of the transaction and certain other events, the proceeds of the offering will be held in escrow. The notes are subject to special redemption on December 16, 2003 at a redemption price equal to 100 percent of the aggregate principal amount of the notes, plus accrued interest to the date of redemption, in the event that the merger and other events are not consummated by December 15, 2003.
    The notes due 2013 have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption of registration requirements.
    DRS Technologies provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical systems and components in the areas of communications, combat systems, battlefield digitization, electro-optics, power systems, data storage, digital imaging, flight safety and space.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500